Exhibit 99

Millennium Bankshares Reports Second Quarter 2004

Net Income of $379,000, up 87.6%

Reston, Virginia, July 27, 2004 – Millennium Bankshares Corporation (Nasdaq: MBVA) reported second quarter 2004 net income of $379,000, up 87.6% from the prior-year second quarter net income of $202,000. The increase was primarily the result of increased net interest income from growth in earning assets. Diluted earnings per share for both quarters were $0.05. The second quarter 2004 reflects a 70.2% increase in average diluted shares outstanding to 7,209,863 as a result of the Company’s recent public stock offering and warrant redemption, which increased shares outstanding by 5,131,931 and raised approximately $30 million in new capital.

For the first six months of 2004, net income was $590,000, or $0.10 per diluted share, compared with $607,000, or $0.15 per diluted share, for the first six months of 2003. The decline was primarily due to lower gains on the sale of securities. Per share results reflect a 39.7% increase in average diluted shares outstanding to 5,799,970 as a result of the above-mentioned recent public stock offering and warrant redemption.

Carroll C. Markley, President and CEO, commented, “We experienced a strong quarter, achieved through exceptional revenue growth. Commercial loan activity remains robust, and mortgage lending has rebounded with the recent hiring of additional loan officers. Growth in both of these businesses has also greatly benefited our fee income.

“With our recent capital offering completed and the lifting of our Memorandum of Understanding with the Office of the Comptroller of the Currency, we are now moving forward to implement our growth strategy. We plan to sustain our revenue momentum by more fully leveraging our community bank advantage in the Washington, D.C. and Richmond metropolitan markets. To achieve our goals, we have added new loan officers, and have expanded our fee income potential through our recent agreement with MetLife Financial Services to offer insurance products and investment services.  Our seventh full-service branch, in Warrenton, Virginia, is under construction, with an expected completion date of August 2004.  In summary, we are a stronger organization as a result of the steps taken over the last two years to improve our operations environment, and we are excited about the opportunities ahead.”

Total revenue, defined as net interest income and non-interest income, was $4.5 million for the second quarter of 2004, a 22.2% increase over the $3.6 million reported for the same prior-year period and net interest income rose 11.3% to $2.7 million. The increase reflects the 2.8% growth in average earning assets during the first six months of 2004 as compared to the same period of 2003 and an 18 basis point improvement in the net interest margin to 3.34%.

Non-interest income for the second quarter of 2004 was $1.7 million compared to $1.2 million for the same period of 2003, a 44.6% increase. Excluding $126,000 in gains on the sale of securities during the second quarter of 2003, non-interest income increased 61.6%. This increase was primarily due to increased fee income from loans held for sale, up 77.4%. The Company recently hired new mortgage loan officers, which resulted in higher mortgage banking activity.

Non-interest expense for the second quarter of 2004 was $3.8 million, an increase of 18.4% from the second quarter of 2003. The increase was derived primarily from higher salary and benefits related to increased staffing in the commercial and mortgage lending, as well as occupancy expenses related to the increased mortgage lending and the new branch under construction in Warrenton, Virginia.

Total assets at June 30, 2004 were $361.1 million, an increase of $47.7 million or 15.2% over December 31, 2003. Net loans and held for sale loans increased by $45.3 million to $260.3 million, comprised primarily of commercial loans and held for sale mortgage loans. The increase in loans held for sale was due to the reorganization of the mortgage company, as well as the additional production generated by the recently-hired loan officers. Deposits at June 30, 2004 were $263.2 million as compared to $272.1 million at December 31, 2003.  This decrease was mainly in money market deposit account balances. Non-interest bearing demand deposits increased by $5.9 million or 30.8%, over December 31, 2003 amounts.

Shareholders’ equity at June 30, 2004 was $44.5 million compared to $15.9 million at December 31, 2003, an increase of 179.6%.  The increase was due to the offering and redemption of warrants previously mentioned. Millennium Bankshares had 8,774,749 shares outstanding at June 30, 2004.

About Millennium Bankshares Corporation.

Based in Reston, Virginia, Millennium Bankshares Corporation is a financial holding company that owns and operates Millennium Bank, N.A., which commenced operations on April 1, 1999.   Millennium Bank provides a wide range of products and services, including internet banking.  It has four banking offices in Fairfax County, Virginia and two in the Richmond, Virginia area. In addition, the Bank has a loan production office in Warrenton, Virginia, and intends to open a seventh banking service office there in 2004.

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Millennium Bankshares with the Securities and Exchange Commission. Millennium Bankshares undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Carroll C. Markley, Chairman & CEO

Janet A. Valentine, Chief Financial Officer

Millennium Bankshares Corporation

Phone: 703-467-1962

Fax:  703-464-7974

ir@mbankshares.com

Millennium Bankshares Corporation
Consolidated Statements of Income
Three and six months ended June 30, 2004 and 2003

(unaudited)
($ in thousands except per share data)	Three months ended		Six months ended
	June 30,		June 30,
Interest Income	2004	2003	2004	2003
Interest and fees on loans	$ 3,687	$ 3,564	$ 7,022	$ 7,184
Interest on available for sale securities	702	771	1,499	1,440
Interest on federal funds sold	9	8	19	13
Total interest income	4,398	4,343	8,540	8,637

Interest Expense
Interest on deposits	1,472	1,688	2,975	3,405
Interest on other borrowed funds	199	205	369	414
Total interest expense	1,671	1,893	3,344	3,819
Net interest income	2,727	2,450	5,196	4,818
Provision for loan losses	108	150	108	300
Net interest income after
provision for loan losses	2,619	2,300	5,088	4,518

Other Income
Service charges on deposit accounts	60	37	115	68
Fees on loans held for sale	1,652	931	2,180	1,957
Gain on sale of securities	-	126	10	487
Other operating income	14	100	98	140
Total other income	1,726	1,194	2,403	2,652

Other Expense
Salaries & employee benefits	2,169	1,658	3,754	3,221
Net occupancy expense	763	560	1,332	1,103
Other operating expense	844	970	1,517	1,927
Total other expense	3,776	3,188	6,603	6,251
Income (loss) before income taxes	569	306	888	919
Income taxes	190	104	298	312
Net income (loss)	$ 379	$ 202	$ 590	$ 607

Income (loss) per common share, basic	$ 0.05	$ 0.06	$ 0.11	$ 0.17
Income (loss) per common share, diluted	$ 0.05	$ 0.05	$ 0.10	$ 0.15
Dividends per share	$ -	$ -	$ -	$ -

Weighted average shares outstanding:
Basic	6,914,873	3,585,519	5,278,925	3,558,797
Diluted	7,209,863	4,237,086	5,799,970	4,152,335

Millennium Bankshares Corporation
Consolidated Balance Sheet
June 30, 2004 and December 31, 2003

(unaudited)	June 30,	December 31,
($ in thousands except per share data)	2004	2003
Assets
Cash and due from banks	$ 3,248	$ 2,305
Federal funds sold	7,344	61
Securities available for sale	83,132	89,359
Loans held for sale	34,854	9,069
Loans, net	225,404	205,913
Bank premises and equipment, net	2,169	2,255
Other assets	4,985	4,434
Total assets	$ 361,136	$ 313,396

Liabilities
Non-interest bearing deposits	$ 25,057	$ 19,150
Savings and interest-bearing demand deposits	120,387	135,467
Time deposits	117,720	117,496
Total deposits	263,164	272,113
Other borrowed funds	38,968	16,029
Subordinated debentures	8,000	8,000
Other liabilities	6,499	1,336
Total liabilities	316,631	297,478

Shareholders' Equity
Common stock and additional paid-in capital; $5 par value per share
Authorized - 10,000,000 shares; issued and outstanding 8,774,749
at June 30, 2004 and 3,642,818 at December 31, 2003.	43,874	18,214
Capital surplus	4,091	599
Retained Earnings (deficit)	(1,586)	(2,176)
Accumulated other comprehensive income	(1,874)	(719)
Total shareholders' equity	44,505	15,918
Total liabilities and shareholders' equity	$ 361,136	$ 313,396

Millennium Bankshares Corporation
Financial Highlights

(unaudited)
($ in thousands except per share data)
	Three months ended
	June 30,		$	%
	2004	2003	Change	Change
Operating Results
Net interest income	$ 2,727	$ 2,450	$ 277	11.3%
Provision for loan losses	$ 108	$ 150	$ (42)	-28.0%
Non-interest income	$ 1,726	$ 1,194	$ 532	44.6%
Non-interest expense	$ 3,776	$ 3,188	$ 588	18.4%
Income tax expense	$ 190	$ 104	$ 86	82.7%
Net income(loss)	$ 379	$ 202	$ 177	87.6%
Net income per common share
Basic	$ 0.05	$ 0.06	$ (0.01)	-16.7%
Diluted	$ 0.05	$ 0.05	$ -	0.0%

	Six months ended
	June 30,		$	%
	2004	2003	Change	Change
Operating Results
Net interest income	$ 5,196	$ 4,818	$ 378	7.8%
Provision for loan losses	$ 108	$ 300	$ (192)	-64.0%
Non-interest income	$ 2,403	$ 2,652	$ (249)	-9.4%
Non-interest expense	$ 6,603	$ 6,251	$ 352	5.6%
Income tax expense	$ 298	$ 312	$ (14)	-4.5%
Net income(loss)	$ 590	$ 607	$ (17)	-2.8%
Net income per common share
Basic	$ 0.11	$ 0.17	$ (0.06)	-35.3%
Diluted	$ 0.10	$ 0.15	$ (0.05)	-33.3%

	June 30,	December 31,	$	%
Period End Balances	2004	2003	Change	Change
Assets	$ 361,136	$ 313,396	$ 47,740	15.2%
Total earning assets	$ 353,593	$ 307,459	$ 46,134	15.0%
Loans, net & loans held for sale	$ 260,258	$ 214,982	$ 45,276	21.1%
Deposits	$ 263,164	$ 272,113	$ (8,949)	-3.3%
Shareholders'equity	$ 44,505	$ 15,918	$ 28,587	179.6%
Book value per common share	$ 5.07	$ 4.37	$ 0.70	16.1%

Common shares outstanding	8,774,749	3,642,818

	Six months ended
	June 30,		$	%
Period End Average Balances	2004	2003	Change	Change
Assets	$ 319,791	$ 313,072	$ 6,719	2.1%
Total earning assets	$ 313,712	$ 305,026	$ 8,686	2.8%
Loans & HFS loans, gross	$ 233,256	$ 224,173	$ 9,083	4.1%
Deposits	$ 268,898	$ 250,486	$ 18,412	7.4%
Shareholders' equity	$ 25,015	$ 15,946	$ 9,069	56.9%